Exhibit 99.1
News Release
Novelis Reports Third Quarter Fiscal 2021 Results
Achieved record financials as a result of expanded business post-acquisition and outstanding operational performance to meet robust demand for innovative, sustainable aluminum solutions

Q3 Fiscal Year 2021 Highlights
•Net income from continuing operations of $195 million, up 82% YoY; excluding special items, net income of $209 million
•Shipments of 933 kilotonnes, up 17% YoY
•Adjusted EBITDA of $501 million, up 46% YoY
•Adjusted EBITDA per ton of $537, up 25% YoY
•Focus on deleveraging resulted in net leverage ratio improvement to 3.3x from 3.8x at acquisition close
•Integration work continues with $54 million run-rate acquisition cost synergies achieved through end of Q3

ATLANTA, February 3, 2021 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported a net income attributable to its common shareholder of $176 million in the third quarter of fiscal year 2021, and net income from continuing operations of $195 million, up 64 percent and 82 percent, respectively, versus the prior year. Excluding tax-effected special items in both years, third quarter fiscal 2021 net income was a record high $209 million, up 58 percent versus the prior year period, driven mainly by higher after-tax Adjusted EBITDA, partially offset by higher depreciation and amortization associated with the acquisition of Aleris.
Adjusted EBITDA increased 46 percent to $501 million in the third quarter of fiscal 2021 compared to $343 million in the prior year period. The increase in Adjusted EBITDA is due to organic growth, favorable metal benefits, and a net $50 million positive EBITDA contribution from the acquired Aleris business. The current quarter also includes a positive $25 million from a year-to-date customer contractual obligation. On a consolidated basis, Novelis achieved a record EBITDA per ton shipped of $537 in the third quarter, compared to $430 in the prior year.
Net sales increased 19 percent from the prior year period to $3.2 billion for the third quarter of fiscal 2021, primarily driven by a seventeen percent increase in total shipments and higher average aluminum prices. Total flat rolled product shipments increased to 933 kilotonnes, mainly reflecting the addition of the acquired Aleris business and strong demand across product end markets, particularly beverage can.
”Novelis achieved record financial performance in the third quarter based on continued demand for innovative, sustainable aluminum solutions and outstanding operational performance across our expanded business," said Steve Fisher, President and CEO, Novelis Inc. "We are also making excellent progress on our strategic growth initiatives to drive long term value, by investing in new capacity and technology, entering new partnerships to solidify aluminum as the material of choice for our customers, and bringing new alloys to market that will drive the industry forward.”
Year-to-date fiscal 2021 free cash flow from continuing operations of $331 million compares to $61 million in the prior year period, driven primarily by higher Adjusted EBITDA, favorable working capital and lower capital expenditures. Capital expenditures of $333 million are down 23% versus the prior year as spending is prioritized to support maintenance activities and organic, strategic capacity projects underway. The greenfield Guthrie, Kentucky, automotive finishing plant in the U.S. shipped its first customer coils in December, while the new automotive finishing line in Changzhou, China, is expected to start commercial production in the fourth quarter this fiscal year. The recycling, casting and rolling expansion in Brazil remains on track to commission in the middle of fiscal year 2022.

	Nine Months Ended December 31,
(in $ millions, non-GAAP measures)	2020	2019
Free cash flow from continuing operations	$331	$61
Capital expenditures	333	430
Free cash flow from continuing operations before capital expenditures	$664	$491

Net leverage improved during the quarter to 3.3x, compared to 3.8x at the close of the Aleris acquisition in the first quarter fiscal 2021. This reduction is a factor of both stronger Adjusted EBITDA, as well as a $500 million reduction in the Company's short term bridge loan due 2022.
"We are delivering on our commitments to improve net leverage through debt reduction resulting from strong cash flow generation," said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis Inc. "With a favorable demand outlook, robust acquisition synergy savings, and prioritized capital spending, we now anticipate achieving our targeted net leverage level of below 3x earlier than the end of fiscal year 2022 as previously guided."
The company continues to maintain a very strong total liquidity position of $2.4 billion as of December 31, 2020.
COVID-19 Response
Novelis’ primary focus remains the health and well-being of its employees. The company is closely monitoring the changing landscape with respect to the COVID-19 pandemic and taking actions to manage its business and support customers. Novelis has bolstered its Environmental Health and Safety protocols to align with guidance from global health authorities and government agencies across company operations to help ensure the safety of its employees, customers, suppliers, communities and other stakeholders. Customer demand has recovered to pre-COVID levels in most end markets, and Novelis will continue to work closely with customers to leverage its global manufacturing footprint and adjust production levels to meet their needs.
Update on Aleris Acquisition, Integration and Required Divestments
On April 14, 2020, Novelis closed its acquisition of Aleris Corporation and is integrating the two companies to drive a number of strategic benefits and allow for at least $180 million in potential annual synergies. The results from continuing operations reported today for the period ending December 31, 2020 reflect the acquired businesses. Results related to the Duffel and Lewisport plants are reflected as results from discontinued operations. The company filed a form 8-K/A with the Securities and Exchange Commission on June 30, 2020, providing historical and pro forma financial information related to the acquisition.
On November 30, 2020, Novelis completed the required divestment of the Lewisport automotive body sheet business to American Industrial Partners, a private equity firm. Upon closing, Novelis received $180 million in cash proceeds. The required divestment of the Duffel plant was previously completed in September, 2020. With divestments now complete, Novelis is focusing on the safe integration of the continuing operations to drive value creation. Novelis’ acquisition of Aleris provides a strong pro-forma financial profile, many strategic benefits, namely securing an integrated manufacturing footprint in China, further portfolio diversification with the addition of aerospace and building and construction, well as new technology and operational capabilities.
Third Quarter of Fiscal Year 2021 Earnings Conference Call
Novelis will discuss its third quarter of fiscal year 2021 results via a live webcast and conference call for investors at 7:30 a.m. ET on Wednesday, February 3, 2021. To view slides and listen only, visit https://cc.callinfo.com/r/1rx5pyo03mq8y&eom. To join by telephone, dial toll-free in North America at 800-954-0592, India toll-free at 18002662120 or the international toll line at +1-303-223-0120. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world's largest recycler of aluminum, we partner with customers in the aerospace, automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income from continuing operations excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our ability to reduce net leverage and total debt, expected results from our strategic growth initiatives, adjustments to production to meet customer needs, expected start dates of new facilities, and potential acquisition synergies from our acquisition of Aleris. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks arising out of our acquisition of Aleris Corporation, including risks inherent in the acquisition method of accounting; disruption to our global aluminum production and supply chain as a result of COVID-19; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2020	2019	2020	2019
Net sales	$3,241	$2,715	$8,645	$8,491
Cost of goods sold (exclusive of depreciation and amortization)	2,578	2,239	7,063	7,001
Selling, general and administrative expenses	149	131	400	380
Depreciation and amortization	137	91	396	267
Interest expense and amortization of debt issuance costs	66	59	206	185
Research and development expenses	20	21	57	58
Restructuring and impairment, net	20	3	28	36
Equity in net loss of non-consolidated affiliates	3	1	1	1
Business acquisition and other integration related costs	—	17	11	46
Other (income) expenses, net	(7)	(3)	86	3
	$2,966	$2,559	$8,248	$7,977
Income from continuing operations before income tax provision	275	156	397	514
Income tax provision	80	49	119	157
Net income from continuing operations	$195	$107	$278	$357
Loss from discontinued operations, net of tax	(18)	—	(47)	—
Loss on sale of discontinued operations, net of tax	—	—	(170)	—
Net loss from discontinued operations	(18)	—	(217)	—
Net income	$177	$107	$61	$357
Net income attributable to noncontrolling interest	1	—	1	—
Net income attributable to our common shareholder	$176	$107	$60	$357

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	December 31, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,164	$2,392
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $8 as of December 31, 2020 and March 31, 2020)	1,556	1,067
— related parties	185	164
Inventories	1,791	1,409
Prepaid expenses and other current assets	185	145
Fair value of derivative instruments	146	202
Assets held for sale	5	5
Current assets of discontinued operations	11	—
Total current assets	$5,043	$5,384
Property, plant and equipment, net	4,732	3,580
Goodwill	1,065	607
Intangible assets, net	718	299
Investment in and advances to non–consolidated affiliates	858	760
Deferred income tax assets	185	140
Other long–term assets
— third parties	358	219
— related parties	1	—
Total assets	$12,960	$10,989
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long–term debt	$59	$19
Short–term borrowings	151	176
Accounts payable
— third parties	2,097	1,732
— related parties	252	176
Fair value of derivative instruments	183	214
Accrued expenses and other current liabilities	625	613
Current liabilities of discontinued operations	14	—
Total current liabilities	$3,381	$2,930
Long–term debt, net of current portion	6,295	5,345
Deferred income tax liabilities	152	194
Accrued postretirement benefits	1,056	930
Other long–term liabilities	296	229
Total liabilities	$11,180	$9,628
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2020 and March 31, 2020	—	—
Additional paid–in capital	1,404	1,404
Retained earnings	688	628
Accumulated other comprehensive loss	(266)	(620)
Total equity of our common shareholder	$1,826	$1,412
Noncontrolling interest	(46)	(51)
Total equity	$1,780	$1,361
Total liabilities and equity	$12,960	$10,989

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended December 31,
(in millions)	2020	2019
OPERATING ACTIVITIES
Net income	$61	$357
Net loss from discontinued operations	(217)	—
Net income from continuing operations	$278	$357
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	396	267
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(8)	(32)
Gain on sale of assets	—	(1)
Impairment charges	—	13
Deferred income taxes, net	1	30
Equity in net loss of non-consolidated affiliates	1	1
Gain on foreign exchange remeasurement of debt	(2)	—
Amortization of debt issuance costs and carrying value adjustments	21	14
Other, net	—	2
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(174)	143
Inventories	83	(42)
Accounts payable	154	(168)
Other assets	68	(3)
Other liabilities	(170)	(109)
Net cash provided by operating activities - continuing operations	648	472
Net cash used in operating activities - discontinued operations	(78)	—
Net cash provided by operating activities	$570	$472
INVESTING ACTIVITIES
Capital expenditures	(333)	(430)
Acquisition of business, net of cash acquired	(2,614)	—
Proceeds from sales of assets, third party, net of transaction fees and hedging	4	3
Proceeds from investment in and advances to non-consolidated affiliates, net	10	6
(Outflows) proceeds from the settlement of derivative instruments, net	(3)	3
Other	9	10
Net cash used in investing activities - continuing operations	(2,927)	(408)
Net cash provided by investing activities - discontinued operations	357	—
Net cash used in investing activities	$(2,570)	$(408)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	1,972	79
Principal payments of long-term and short-term borrowings	(589)	(16)
Revolving credit facilities and other, net	(609)	(38)
Debt issuance costs	(25)	(3)
Contingent consideration paid in acquisition of business	(9)	—
Net cash provided by financing activities - continuing operations	740	22
Net cash used in financing activities - discontinued operations	(2)	—
Net cash provided by financing activities	$738	$22
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,262)	86
Effect of exchange rate changes on cash	53	(4)
Cash, cash equivalents and restricted cash — beginning of period	2,402	960
Cash, cash equivalents and restricted cash — end of period	$1,193	$1,042

Cash and cash equivalents	$1,164	$1,031
Restricted cash (Included in "Other long-term assets")	15	11
Restricted cash (Included in "Prepaid expenses and other current assets")	14	—
Cash, cash equivalents and restricted cash — end of period	$1,193	$1,042

Reconciliation of Adjusted EBITDA (unaudited) to Net income attributable to our common shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to Net income attributable to our common shareholder.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2020	2019	2020	2019
Net income attributable to our common shareholder	$176	$107	$60	$357
Net income attributable to noncontrolling interests	1	—	1	—
Income tax provision	80	49	119	157
Interest, net	63	57	199	177
Depreciation and amortization	137	91	396	267
EBITDA	$457	$304	$775	$958

Adjustment to reconcile proportional consolidation	13	13	42	42
Unrealized (gains) losses on change in fair value of derivative instruments, net	(13)	(6)	14	(15)
Realized (gains) losses on derivative instruments not included in segment income	(2)	(1)	2	2
Restructuring and impairment, net	20	3	28	36
Loss (gain) on sale of fixed assets	2	1	—	(1)
Purchase price accounting adjustments	—	—	29	—
Loss from discontinued operations, net of tax	18	—	47	—
Loss on sale of discontinued operations, net of tax	—	—	170	—
Metal price lag	—	11	32	18
Business acquisition and other integration related costs	—	17	11	46
Other, net	6	1	59	3
Adjusted EBITDA	$501	$343	$1,209	$1,089

Free Cash Flow (unaudited)
The following table reconciles Free cash flow, a non-GAAP financial measure, to Net cash provided by operating activities - continuing operations.

	Nine Months Ended December 31,
(in millions)	2020	2019
Net cash provided by operating activities - continuing operations	$648	$472
Net cash used in investing activities - continuing operations	(2,927)	(408)
Plus: Cash used in the acquisition of assets under a capital lease	—	—
Plus: Cash used in the acquisition of business, net of cash and restricted cash acquired	2,614	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(4)	(3)
Free cash flow from continuing operations	331	61
Net cash used in operating activities - discontinued operations	(78)	—
Net cash provided by investing activities - discontinued operations	357	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging - discontinued operations	(403)	—
Free cash flow	$207	$61

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total liquidity to the ending balances of cash and cash equivalents.

(in millions)	December 31, 2020	March 31, 2020
Cash and cash equivalents	$1,164	$2,392
Availability under committed credit facilities	1,226	186
Total liquidity	$2,390	$2,578

Reconciliation of Net income from continuing operations, excluding special items (unaudited) to Net income from continuing operations
The following table presents Net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2020	2019	2020	2019
Net income from continuing operations	195	107	278	357
Special Items:
Business acquisition and other integration related costs	—	17	11	46
Metal price lag	—	11	32	18
Restructuring and impairment, net	20	3	28	36
Charitable donation	—	—	50	—
Purchase price accounting adjustment	—	—	29	—
Tax effect on special items	(6)	(6)	(39)	(20)
Net income from continuing operations, excluding special items	$209	$132	$389	$437

Segment Information (unaudited)
The following table presents selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$206	$98	$78	$129	$(10)	$501

Shipments (in kt)
Rolled products - third party	347	245	183	158	—	933
Rolled products - intersegment	—	8	1	—	(9)	—
Total rolled products	347	253	184	158	(9)	933

Selected Operating Results Three Months Ended December 31, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$127	$47	$55	$116	$(2)	$343

Shipments (in kt)
Rolled products - third party	269	218	170	140	—	797
Rolled products - intersegment	—	6	3	6	(15)	—
Total rolled products	269	224	173	146	(15)	797

Selected Operating Results Nine Months Ended December 31, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$489	$181	$227	$317	$(5)	$1,209

Shipments (in kt)
Rolled products - third party	986	685	541	418	—	2,630
Rolled products - intersegment	—	20	5	1	(26)	—
Total rolled products	986	705	546	419	(26)	2,630

Selected Operating Results Nine Months Ended December 31, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$468	$160	$154	$309	$(2)	$1,089

Shipments (in kt)
Rolled products - third party	844	678	529	411	—	2,462
Rolled products - intersegment	—	25	5	15	(45)	—
Total rolled products	844	703	534	426	(45)	2,462